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                                                                      EXHIBIT(N)

                            STRATEGIC PARTNERS FUNDS

                       AMENDED AND RESTATED RULE 18F-3PLAN

         Each investment company listed on Exhibit A attached hereto (each a "Trust") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares in each series of the Trust (each a "Fund"), also listed on Exhibit A. Any material amendment to this plan with respect to a Trust is subject to prior approval of the Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not interested persons of the Trust (the "Independent Trustees").

                              CLASS CHARACTERISTICS

Class A Shares:           Class A shares are subject to a high initial sales charge and
---------------           an annual distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 fee") not to exceed 0.30% of the average daily net assets of the class. The initial sales charge is waived or reduced for certain eligible investors. Investors who purchase $1 million or more of Class A shares are subject to a contingent deferred sales charge ("CDSC") of 1% on shares that are redeemed within 12 months of purchase. The CDSC is waived for all such Class A shareholders other than those who purchased their shares through certain broker-dealers that are not affiliated with
                          Prudential Financial, Inc.

Class B Shares:           Class B shares are not subject to an initial sales charge but are
---------------           subject to a high CDSC (declining from 5% to zero over a six-year period) that will be imposed on certain redemptions and an annual
                          Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class. The CDSC is waived for certain eligible investors.
                          Class B shares automatically convert to Class A shares
                          approximately seven years after purchase.

Class C Shares:           Class C shares are subject to a low initial sales charge and a 1%
---------------           CDSC which will be imposed on certain redemptions within the first
                          18 months after purchase and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class. The initial sales charge is waived or reduced for certain eligible investors.

Class Z Shares:           Class Z shares are not subject to either an initial sales charge or
--------------            CDSC, nor are they subject to any Rule 12b-1 fee.

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                         INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of a Portfolio will be allocated to each class of such Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                           DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by each Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

Holders of Class A, Class B, Class C and Class Z shares shall have such exchange privileges as set forth in each Trust's current prospectus or prospectuses. Exchange privileges may vary among classes and among holders of a Class.

                               CONVERSION FEATURES

Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Board, pursuant to its fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Trust for the existence of any material conflicts among the interests of its several classes. The Board, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments LLC, each Trust's manager, will be responsible for reporting any potential or existing conflicts to the Board.

C. For purposes of expressing an opinion on the financial statements of each Fund of each Trusts, the methodology and procedures for calculating the net asset value and dividends/distributions of the Trust's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Trust's independent accountants who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

                                             2

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Date: March 1, 2000, as amended and restated April 23, 2002
      -----------------------------------------------------

                                                                       Exhibit A

     List of Investment Companies and their Series Operating Pursuant to the
          Strategic Partners Funds Amended and Restated Rule 18f-3 Plan

Strategic Partners Asset Allocation Funds:
         Strategic Partners Conservative Growth Fund
         Strategic Partners Moderate Growth Fund
         Strategic Partners High Growth Fund

Strategic Partners Opportunity Funds:
         Strategic Partners Focused Growth Fund
         Strategic Partners New Era Growth Fund
         Strategic Partners Focused Value Fund
         Strategic Partners Mid-Cap Value Fund
         Strategic Partners Market Opportunity Fund

Strategic Partners Style Specific Funds:
         Strategic Partners Large Capitalization Growth Fund Strategic Partners Large Capitalization Value Fund Strategic Partners Small Capitalization Growth Fund Strategic Partners Small Capitalization Value Fund Strategic Partners International Equity Fund Strategic Partners Total Return Bond Fund


Dated: April 23, 2002